EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

ST. JUDE MEDICAL, CARDIOLOGY DIVISION, INC.,

and

VASCULAR SOLUTIONS, INC.

DATE:  AUGUST 16, 2012

i

TABLE OF CONTENTS
(continued)

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 16, 2012, is made and entered into by and between St. Jude Medical, Cardiology Division, Inc., a Minnesota corporation (“Seller”), and Vascular Solutions, Inc., a Minnesota corporation (“Buyer”).  Seller and Buyer are sometimes referred to herein as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, marketing and selling the Venture® Wire Control Catheter used as a deflectable tip catheter for steering an .014 inch guidewire via the arterial system to the coronary or peripheral vasculature (in the models and lengths set forth on Schedule 1 hereto, the “Product”); and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, transfer, convey, assign and deliver to Buyer, certain intellectual property and other assets of Seller related to the Product.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, agreements and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Acquired Assets” means any and all of Seller’s right, title, and interest in and to the assets set forth on Schedule 1 hereto, together with all goodwill related to the same.

“Acquired IP” has the meaning set forth in Schedule 1 hereto.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Affiliated Group” means any affiliated group within the meaning set forth in Section 1504(a) of the Code.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Buyer Related Documents” has the meaning set forth in Section 4.2.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Constituent Documents” means the organizational and other governing documents of a Party, including the articles of incorporation, bylaws, shareholder agreement, voting agreement, and any other similar agreement.

“Contract” means any agreement, lease agreement, license agreement, contract, consensual obligation, commitment, arrangement, understanding or undertaking (whether written or oral and whether express or implied) of any type, nature or description that is legally binding.  As used herein, the word “Contract” will be limited in scope if modified by an adjective specifying the type of contract to which this Agreement refers.

“Encumbrance” means any security or other property interest or right, claim, lien, pledge, encumbrance, hypothecation, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease, license or use agreement in the nature thereof, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Excluded Assets” means any and all assets, properties and rights of Seller other than the Acquired Assets.

“Excluded Liabilities” means any and all Liabilities of Seller arising prior to the date hereof, and any and all Liabilities of Seller arising after the date hereof that are unrelated to the Acquired Assets.

“Governmental Body” means any:

(a)           nation, state, county, city, town, village, district or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(d)           multi-national organization or body; and/or

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Knowledge” as it relates to any Person means the actual knowledge of such Person if the Person is an individual, or the knowledge of any officer, director, governor or similar position of such Person if such Person is a corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Permits” means all of the federal, state and local governmental permits (including occupancy permits), licenses, consents and authorizations held by Seller or any of its Affiliates, or required in connection with the use, operation or ownership of the Acquired Assets.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Seller Related Documents” has the meaning set forth in Section 3.2.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any Liability for such amounts as a result either of being a member of a combined, consolidated, unitary or Affiliated Group or of a contractual obligation to indemnify any Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Person.

“Threatened” means a demand or statement has been made in writing, or any other notice has been given that would lead a reasonably prudent Person to conclude that a claim, Proceeding, dispute, action, or other matter will, with reasonable likelihood, be asserted, commenced, taken or otherwise pursued in the future.

ARTICLE II

THE TRANSACTIONS

2.1           Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, including the license granted under Section 2.6(a), Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, assign and deliver, as applicable, to Buyer at the Closing, the Acquired Assets, free and clear of any and all Encumbrances, for the consideration specified in this Article II.

2.2           Retention of Excluded Liabilities and Excluded Assets.  Buyer will not assume or have any responsibility or Liability with respect to the Excluded Liabilities, and Seller will retain all of the Excluded Assets.  Notwithstanding the foregoing, Buyer shall be responsible for all Liabilities relating to the Acquired Assets arising on or after the date hereof, and shall indemnify and hold harmless Seller and any of its officers, directors, shareholders, agents or representatives, and defend Seller and any of its officers, directors, shareholders, agents or representatives, against any and all claims, demands, damages, obligations, Liabilities, contractual obligations, and causes of action, of any nature whatsoever, at law or in equity, asserted or unasserted, known or unknown, fixed or contingent, liquidated or unliquidated relating to the Acquired Assets arising on or after the date hereof.

2.3           Purchase Price.  In consideration of the conveyance of the Acquired Assets to Buyer hereunder, Buyer will make the following payments (collectively, the “Purchase Price”), by wire transfer of immediately available funds, to Seller:

(a)           $2,250,000 upon the execution of this Agreement and the delivery of the documents set forth in Section 2.5(a) below; and

(b)           $750,000 upon the successful qualification by Buyer or its Affiliates of the manufacturing processes for the manufacture of the RX and OTW Product models (in any size) for use in humans.

2.4           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution hereof (a) at the offices of Briggs and Morgan, P.A., 2200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota 55402, or (b) remotely by electronic exchange of documents and signatures.  The Closing will be effective as of 12:01 a.m. central daylight savings time on the Closing Date.

2.5           Deliveries at the Closing.

(a)           Seller’s Deliverables.  At the Closing, Seller will execute, where necessary or appropriate, and deliver to Buyer each and all of the following:

(i)           a Patent Assignment (the “Patent Assignment”) and a Trademark Assignment (the “Trademark Assignment”), in form and substance mutually acceptable to Buyer and Seller (the “IP Assignments”);

(ii)          a Bill of Sale in form and substance mutually acceptable to Buyer and Seller (the “Bill of Sale”); and

(iii)         the inventory, marketing materials, and customer lists described on Schedule 1 hereto.

(b)           Buyer’s Deliverables.  At the Closing, Buyer will execute, where necessary or appropriate, and deliver to Seller each and all of the following:

(i)           the IP Assignments, duly executed by an authorized officer of Buyer; and

(ii)          a copy of the resolutions adopted by Buyer’s board of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby certified by an officer of Buyer.

2.6           License Grant; Covenant Not to Sue.

(a)           Buyer hereby grants to Seller a perpetual, irrevocable, royalty-free, worldwide, nonexclusive, sub-licensable license to the Acquired IP in any field of use except directing, steering, controlling, and supporting a guide wire to access discrete regions of the coronary and peripheral vasculature.

(b)           Buyer, on behalf of itself and its Affiliates and any of their respective successors, assigns, affiliated entities, directors, officers, shareholders, legal representatives, distributors and resellers, hereby covenants not (i) to pursue any claim or cause of action against Seller or its Affiliates, any of their respective successors, assigns, affiliated entities, directors, officers, shareholders, legal representatives, distributors, resellers, customers, or end users alleging that any product manufactured, marketed or sold by Seller or any of its Affiliates as of the date hereof or any future iteration thereof infringes any of the Acquired IP, or (ii) to take any other action, either directly or indirectly, that interferes with Seller’s ability to exercise the license granted to Seller herein.

(c)           Except as set forth above, neither Party grants to the other Party any license to use any of its patents, trademarks, service marks, copyrights or other intellectual property.

2.7           Allocation of Purchase Price.  Buyer and Seller will agree on the allocation of the Purchase Price among the Acquired Assets in accordance with the applicable Treasury Regulations.  All Tax Returns and reports filed by Buyer and Seller (including Internal Revenue Service Form 8594) will be prepared consistently with such allocation.

2.8           Investigation; Limitation of Seller Warranties.  Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it deems necessary in connection with the execution, delivery and performance of this Agreement.  Except as otherwise expressly set forth in this Agreement, the Acquired Assets are being sold by Seller “AS IS,” “WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that each and all of the following statements contained in this Article III are true and correct as of the date hereof.

3.1           Organization; Capitalization.  Seller is duly organized, legally existing and in good standing under the laws of the State of Delaware.

3.2           Due Authorization.  The execution, delivery and performance of this Agreement and the other documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement (such other documents, instruments and agreements being hereinafter referred to as the “Seller Related Documents”), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action in accordance with Applicable Law and Seller’s Constituent Documents.  This Agreement and the Seller Related Documents have been duly and validly executed and delivered by Seller, and the obligations of Seller hereunder and thereunder are valid, legally binding and enforceable against Seller in accordance with their respective terms.

3.3           No Breach.  Seller has full power and authority to sell, assign, transfer, convey and deliver to Buyer the Acquired Assets.  Seller has full power and authority to otherwise perform its obligations under this Agreement and the Seller Related Documents.  The execution and delivery of this Agreement and the Seller Related Documents and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Seller’s Constituent Documents, (b) violate any Applicable Laws or Injunction applicable to Seller, (c)  require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including any Permits, approvals or authorizations of any Governmental Body), lease, or other Contract to which Seller is a party, or by which Seller or any of its properties or assets may be bound, or (e) result in the creation or imposition of any Encumbrance on any of the Acquired Assets.

3.4           Title to Acquired Assets.  Seller holds good, valid and marketable title to all of the Acquired Assets, free and clear of any and all Encumbrances of any kind, nature and description whatsoever.  Seller owns, licenses or otherwise has adequate rights to use the Acquired Assets in the manner in which they are presently being used.  None of the Acquired Assets or Seller’s rights thereto is subject to any actual or, to the Knowledge of Seller, Threatened, Proceeding which could reasonably be expected to result in the revocation, termination, supervision, cancellation or adverse modification of any such property or rights thereto.  Upon execution and delivery by Seller of the instruments of conveyance at the Closing, Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Acquired Assets, free and clear of all liens and encumbrances.

3.5           Legal Proceedings.  There are no Proceedings pending or, to Seller’s Knowledge, Threatened against Seller that would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated herein.

3.6           No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

3.7           Product Sales Records.  Attached in Schedule 1 are true, correct and complete copies of Seller’s internally prepared sales records for the Product for the period from January 1, 2010 through June 30, 2012 which are based upon the books and records of Seller and, in all material respect, accurately present the information set forth therein for the respective periods indicated.

3.8           Inventory.  The inventory delivered at the Closing consists of items of a quality which is usable and, with respect to finished goods inventory, salable in each case, in the ordinary course of Seller’s business.  The finished goods inventory is not obsolete, damaged or defective.

3.9           Regulatory Compliance. Seller has no Knowledge of any actual or threatened enforcement action or investigation by the Food and Drug Administration (the “FDA”) or any other Governmental Body that has jurisdiction over Seller’s operations relating to the Acquired Assets or the Product.  Seller does not have any Knowledge that the FDA or any other Governmental Body is considering such action.  Seller’s operation of business relating to the Acquired Assets and the Product is, and at all times has been, in material compliance with all applicable laws relating to the Acquired Assets or the Product.  Seller has not either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of Seller with respect to any Acquired Asset or the Product.  Seller has no Knowledge of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of the Product; (2) a change in the marketing classification or a material change in the labeling of the Product; or (3) a termination or suspension of the marketing of the Product.

3.10         Product Liability.  Seller has had no liability (and there is no known basis for any present or future action, lawsuit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of the Product.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller that each and all of the following statements contained in this Article IV are true and correct as of the date hereof.

4.1           Organization.  Buyer is duly organized, legally existing and in good standing under the laws of the State of Minnesota.

4.2           Due Authorization.  The execution, delivery and performance of this Agreement and the other documents, instruments and agreements to be executed and/or delivered by Buyer pursuant to this Agreement (such other documents, instruments and agreements being hereinafter referred to as the “Buyer Related Documents”), and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action, including approval of Buyer’s board of directors in accordance with Applicable Law and Buyer’s Constituent Documents.  This Agreement and the Buyer Related Documents have been duly and validly executed and delivered by Buyer (or duly and validly adopted by Buyer’s board of directors in the case of the resolutions described in Section 2.5(b)(iii) above) and the obligations of Buyer hereunder and thereunder are valid, legally binding and enforceable against Buyer in accordance with their respective terms.

4.3           No Breach.  Buyer has full power and authority to perform its obligations under this Agreement and the Buyer Related Documents.  The execution and delivery of this Agreement and the Buyer Related Documents and the consummation of the transactions contemplated hereby and thereby will not:  (a) violate any provision of Buyer’s Constituent Documents, (b) violate any Applicable Laws or Injunction applicable to Buyer, (c)  require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including any Permits, approvals or authorizations of any Governmental Body), lease, or other Contract to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound.

4.4           Legal Proceedings.  There are no Proceedings pending or, to Buyer’s Knowledge, Threatened against Buyer that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated herein.

4.5           No Brokers.  No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.6           Financing.  Buyer currently has and will maintain sufficient funds to deliver the Purchase Price and otherwise to perform its obligations hereunder.

ARTICLE V

POST-CLOSING COVENANTS

5.1           Press Releases and Public Announcements; Customer Referrals.  Neither Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party.  Notwithstanding the foregoing, Buyer shall be entitled to issue a press release announcing this Agreement provided that such press release is mutually agreed upon by the Parties.  Concurrently with or promptly following such press release, if any, Seller will notify all customers that have purchased the Product within one year preceding the Closing that commercial rights to the Product have been transferred to Buyer.  Following the Closing Date, Seller will forward all unfulfilled electronic orders, fax orders and phone orders received for the Product to Buyer’s customer service department.

5.2           Production Transfer; Milestone payment.  Within 14 days after the Closing Date, Seller shall deliver to Buyer all of the manufacturing assets included in the Acquired Assets.  For up to 120 days after the Closing Date, or through the earlier successful qualification of all manufacturing processes for the manufacture of human use product (the “Production Transfer Period”), Seller shall designate at least one of Seller’s employees with sufficient experience in manufacturing the Product to provide at no additional charge to Buyer, by telephone and/or in person, the necessary consultation and reasonable training for Buyer’s employees to become proficient in the manufacturing processes, vendors, inspection processes and validations for the Product.  Seller shall not be required to provide such consultation and training outside of its customary business hours or in excess of 20 hours per week.  Following the closing, Buyer and its Affiliates shall use their commercially reasonable best efforts to successfully qualify all manufacturing processes for the manufacture of Products for use in humans.  Buyer shall notify Seller in writing within five (5) business days of such successful qualification and shall pay to Seller the amount referenced in Section 2.3(b) hereof within ten (10) days of such notice.

5.3           Indemnification.

(a)           Following the Closing,

(i)           Seller shall defend, indemnify, and hold harmless Buyer and its Affiliates, and their officers, directors, employees, attorneys, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”), against any and all legal expenses, costs, settlements, judgments, claims, controversies, demands, rights, disputes, grievances, causes of action, damages, enhanced damages, injunctions, attorneys’ fees or prejudgment interest (“Losses”) imposed on or incurred by any of the Buyer Indemnified Parties by reason of the manufacture, marketing or sale of the Product by Seller prior to the Closing.

(ii)          Buyer shall defend, indemnify, and hold harmless Seller and its Affiliates, and their officers, directors, employees, attorneys, agents, successors and assigns (collectively, the “Seller Indemnified Parties”), against any and all Losses imposed on or incurred by any of the Seller Indemnified Parties by reason of the manufacture, marketing or sale of the Product by Buyer after the Closing.

(b)           Each Party’s obligations under this Section 5.3 are conditioned on (i) the Party to be indemnified (the “Indemnified Party”) notifying the other Party (the “Indemnifying Party”) promptly in writing of such Losses, (ii) the Indemnified Party giving the Indemnifying Party sole control of the defense of any related Proceeding and any related settlement negotiations; provided, however, that the Indemnified Party will have the right to approve the terms of any settlement or compromise that restricts its rights granted under this Agreement, subjects it to any ongoing obligations or subjects it to any Losses for which it would not be indemnified hereunder, and (iii) the Indemnified Party cooperating with the Indemnifying Party in such defense (including, without limitation, by making available to the Indemnifying Party all documents and information in the Indemnified Party’s possession or control that are relevant to the Proceeding, and by making the Indemnified Party’s personnel available to testify or consult with the Indemnifying Party or its attorneys in connection with such defense).

(c)           The Losses for which an Indemnified Party is entitled to indemnification pursuant to this Section 5.3 will be reduced by:

(i)           all insurance or other third party indemnification proceeds actually received by the Indemnified Party.  An Indemnified Party shall use commercially reasonable best efforts to claim and recover any Losses suffered by the Indemnified Party under any such insurance policies or other third party indemnities, and shall remit to the Indemnifying Party any such insurance or other third party proceeds which are paid to the Indemnified Party with respect to Losses for which the Indemnified Party have been previously compensated pursuant to this Section 5.3.

(ii)          the net amount of the Tax benefits actually realized by the Indemnified Party by reason of such Loss.  An Indemnified Party shall use commercially reasonable best efforts to claim and realize all such Tax benefits.

(d)           No Indemnified Party will be entitled to indemnification pursuant to this Section 5.3 for diminution in value, multiples of earnings or cash flows, punitive damages, or for lost profits, consequential, exemplary, incidental, indirect or special damages, except to the extent awarded to a third party.

(e)           An Indemnified Party shall use commercially reasonable best efforts to mitigate any and all Losses that would otherwise be indemnifiable hereunder.

(f)           All indemnification payments made pursuant to this Section 5.3 will be treated as an adjustment to the Purchase Price unless otherwise required by law.

5.4           Noncompetition.  Neither Seller nor its Affiliates will sell any product manufactured by Seller and used by interventional cardiologists that directly competes with the Product for a period of three (3) years following the Closing Date; provided, however, that this restriction shall not apply to products and/or technologies acquired by Seller or any of its Affiliates after the date of this Agreement.

5.5           Nonsolicitation.  Neither Party nor any of its Affiliates will solicit to hire any employee of the other Party who is involved in this transaction or the production transfer contemplated in Section 5.2 for a period of three (3) years following the Closing Date, provided, however, that the foregoing shall not prohibit a general employment solicitation to the public, general advertising, or similar methods of solicitation not specifically directed at employees of the other Party.

5.6           Assignment of Biocoat Agreement. The parties will use their reasonable efforts (understanding that Seller will not be obligated to incur any further cost or expense) following the Closing to contact Biocoat, Incorporated (“Biocoat”) and assign that certain License Agreement, dated as of March 17, 2004, by and between Seller (formerly known as Velocimed, Incorporated) and Biocoat, as amended, from Seller to Buyer.

ARTICLE VI

MISCELLANEOUS

6.1           Confidentiality.  Except as set forth in Section 5.1 above, Buyer and Seller will maintain in confidence, and will cause their officers, employees, agents and advisors to maintain in confidence, the existence and terms of the Parties’ discussions and this Agreement and any written, oral or other information provided by either Party to the other in connection with this Agreement or the transactions contemplated hereby unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality, or such information becomes publicly available, through no fault of such Party, or (b) the furnishing or use of such information is required in connection with any Proceedings.

6.2           No Third-Party Beneficiaries.  This Agreement will not confer any rights or remedies on any Person other than the Parties and their successors and permitted assigns.

6.3           Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

6.4           Succession and Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns but nothing in this Agreement is to be construed as an authorization or right of any Party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party.

6.5           Counterparts.  This Agreement may be executed in one or two counterparts, including by facsimile, each of which will be deemed an original but both of which together will constitute one and the same instrument.

6.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

6.7           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device.  Notices, demands and communications to Seller and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

If to Seller:

St. Jude Medical, Cardiology Division, Inc.
177 East County Road B
St. Paul, Minnesota 55117
Attention:        Aron Allen
Facsimile:         (651) 756-4420
E-mail:               aallen@sjm.com

With a copy to (which will not constitute notice):

St. Jude Medical, Inc.
One St. Jude Medical Drive
St. Paul, Minnesota 55117
Attention:        General Counsel
Facsimile:         (651) 756-2156

and

Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN  55402
Attention:        Steve Kozachok
Facsimile:         (612) 977-8650
E-mail:               skozachok@briggs.com

If to Buyer:

Vascular Solutions, Inc.
6464 Sycamore Court
Minneapolis, Minnesota 55369
Attention:        Chief Executive Officer
Facsimile:         (763) 656-4250

With a copy to (which will not constitute notice):

Vascular Solutions, Inc.
6464 Sycamore Court
Maple Grove, Minnesota 55369
Attention:        General Counsel
Facsimile:         (763) 656-4250

6.8           Governing Law; Venue.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, will be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  The state and federal courts of Hennepin County, Minnesota shall serve as the exclusive forum for any dispute, claim or action arising out of or in connection with this Agreement.  Each Party hereby irrevocably waives any objection which it may have at any time to the venue of any suit, action or proceeding brought in such courts and, specifically, any claim that such suit, action or proceeding is brought in an inconvenient forum and any claim that such courts do not have jurisdiction over such Party.  Notwithstanding the foregoing, either Party may seek equitable relief to enforce the confidentiality provisions or other restrictive covenants in any court of competent jurisdiction.

6.9           Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Seller and Buyer.  No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

6.10         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.11         Expenses.  Each of the Parties will be responsible for and bear all of its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.12         Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the Seller Related Documents and the Buyer Related Documents (collectively, the “Related Documents”).  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the Related Documents.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” will mean including, without limitation.

6.13         Incorporation of Schedule.  The Schedule identified in this Agreement is incorporated herein by reference and made a part hereof.

6.14         Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.

Accordingly, each of the Parties acknowledges and agrees that the other Parties will be entitled to an Injunction or Injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity, without the necessity of posting bond or proving the inadequacy of money damages.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:	BUYER:

St. Jude Medical, Cardiology Division, Inc., a Delaware corporation	Vascular Solutions, Inc., a Minnesota corporation

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SCHEDULE 1

Acquired Assets

(1)	Product models and lengths

Model	Length

Venture RX	145 cm

Venture OTW	140 cm

Venture CPS	70 cm

(2)	Inventory

All raw material, work-in-process and finished goods inventory of the Product; provided, that, prior to a sale of such inventory, Buyer will add a label alongside the SJM label stating “Now manufactured by Vascular Solutions, Inc. …” and provide additional contact and reorder information of Vascular Solutions on such label.

(3)	Marketing materials

All brochures, training materials, photographs, drawings, computer files, advertisements and other materials related solely to marketing the Product, in Seller’s possession, and used by Seller within the last three (3) years.  Notwithstanding the foregoing, Buyer shall not be entitled to distribute any marketing materials that include any trade names or logos not included in the Acquired Assets.

(4)	Customer lists

A list of all customers that have purchased the Product from the Seller from January 1, 2010 through June 30, 2012, consisting of the name, address, unit volume and purchase price history for each customer.

(5)	Manufacturing assets

Those assets in possession of Seller that are dedicated solely to the manufacture of the Product, listed in the exhibit attached hereto.

(6)	Intellectual property

The following patents and trademarks owned by Seller related to the Product (collectively, the “Acquired IP”):

Issued Patents
U.S.
7,763,012 – issued 7/27/10

Foreign
JP 4546250 – granted 7/9/10
JP 4680907 – granted 2/10/11

Pending Patent Applications

U.S.
12/207,391 – pending/published (US-2009-0005755)

Foreign
EP 03783618.6 – pending/published (1562666)
PCT/US03/036783 – nationalized
EP 04781984.2 – withdrawn
EP 07023966.0 – withdrawn
PCT/US04/027405 – nationalized

Venture Trademarks
U.S.
3,700,341

Foreign
China – 4252225
European Community – 3999828
Japan – 4966215
Korea – 714677
Norway - 228276

For purposes of clarity, Seller is not selling to Buyer hereunder any of Seller’s right, title or interest in the mark “CPS”, which the parties agree Seller will continue to own and use in conjunction with its existing business.

(7)	Regulatory approvals

The following regulatory approvals related to the Product:

510(k)s: K061843 (RX), K040922 (CPS) and K042910 (OTW)
CE Mark #571847 (covers each of the three Product models)

Exhibit of Manufacturing Assets